ITEM 77I- Terms of New or Amended Securities

At the January 19, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the re-designation of "Service 1 Class" shares to "Service Class" shares for the ING LifeStyle Portfolios, which are a series of ING Investors Trust as well as the creation of Adviser Class and Institutional Class shares of the ING LifeStyle Portfolios.

At the January 19, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of ING Franklin Income Portfolio as a new series of the Trust and approved the plans, agreements and other routine matters with respect to the establishment of the ING Franklin Income Portfolio.

At the January 19, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of ING Quantitative Small Cap Value Portfolio and at the March 16, 2006 Board Meeting, the Board approved the name change to ING Disciplined Small Cap Value Portfolio and approved the plans, agreements and other routine matters with respect to the establishment of the ING Disciplined Small Cap Value Portfolio.

At the March 16, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of ING FMR Equity Income portfolio and approved the plans, agreements and other routine matters with respect to the establishment of ING FMR Equity Income Portfolio.

At the March 16, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the creation of ING Pioneer Equity Income Portfolio. At the May 25, 2006 Board Meeting, the Board of Trustees of ING Investors Trust (the "Trust") approved the plans, agreements and other routine matters with respect to the establishment of ING Pioneer Equity Income Portfolio.